EXHIBIT 5.1

OPINION OF GUNSTER, YOAKLEY & STEWART, P.A.

December 8, 2003

Board of Directors

Bankrate, Inc.

11811 U.S. Highway 1

Suite 101

North Palm Beach, FL 33408

Re:	Bankrate, Inc.

Registration Statement on Form S-3

650,000 Shares of Common Stock

Ladies and Gentlemen:

We have acted as counsel to Bankrate, Inc. (the “Company”) in connection with the preparation and filing with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”) of a Registration Statement on Form S-3 (the “Registration Statement”) relating to the registration of an aggregate of 650,000 shares of the Company’s common stock, $.01 par value per share (the “Shares”).

We do not express any opinion concerning any law other than the internal law of the State of Florida (without reference to the choice-of-law or conflict-of-law provisions, principles, or decisions under Florida law). This Opinion Letter has been prepared and is to be construed in accordance with the Report on Standards for Florida Opinions, dated April 8, 1991, issued by the Business Law Section of The Florida Bar, as amended and supplemented (the “Report”). The Report is incorporated by reference into this opinion.

In rendering the following opinions, we relied, with your approval, as to factual matters that affect our opinions, solely on our examination of the following documents and have made no independent verification of facts asserted to be true and correct in those documents:

A.	Officer’s Certificate, dated as of the date of this Opinion Letter;

B.	Articles of Incorporation of the Company; and

C.	Bylaws of the Company.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth in the Report and this Opinion Letter, we are of the opinion that the Shares are duly authorized, validly issued, fully paid and nonassessable.

We hereby consent to the inclusion of this Opinion Letter as part of the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

This Opinion Letter is based solely upon applicable laws, statutes, ordinances, rules, regulations and facts, all as in existence on this date, and we express no opinion as to the effect which any future amendments, changes, deletions or modifications thereof may have upon this Opinion Letter.

This Opinion Letter is delivered to you solely for your benefit in connection with the filing of the Registration Statement with the SEC and may not be quoted, circulated or published in whole or in part or delivered to any other person, or relied upon by any other person, without the prior written consent of a shareholder of this law firm.

The opinions set forth in this Opinion Letter are limited to matters expressly set forth and no opinion is to be implied or may be inferred beyond the matters expressly stated.

Respectfully submitted,

GUNSTER, YOAKLEY & STEWART, P.A.

By:	/s/ Michael V. Mitrione
Michael V. Mitrione, Vice President
For the Firm